UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (date of earliest event reported):	May 7, 2012

Davi Luxury Brand Group, Inc.
(Exact name of registrant as specified in its charter)

Nevada	000-53609	26-2463412
(State or other jurisdiction	(Commission	(I.R.S. Employer
of incorporation)	File Number)	Identification No.)

9426 Dayton Way Beverly Hills, CA		90210
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code:	(310) 288-8393

Former name or former address, if changed since last report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

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Item 4.02            Non-Reliance on Previously Issued Financial Statements or a Related Audit Report or Completed Interim Review.

On May 7, 2012, management of Davi Luxury Brand Group, Inc. (“we,” “our” or the “Company”), in connection with the preparation of our financial statements for the quarter ended March 31, 2012, identified an error related to our accounting for revenues and the related cost of goods sold in connection with the sale of our Davi Le Grand Cru face cream to Korean Air. Such error, which is described below, is reflected in the Company's financial statements for the three months ended December 31, 2011 included in the Company's Quarterly Report on Form 10-Q that was filed on February 10, 2012 ("December 2011 Financial Statements").

As a result of the foregoing error, our management concluded that the December 2011 Financial Statements should no longer be relied upon. The December 2011 Financial Statements recognized the sale of Davi Le Grand Cru face cream to Korean Air for the ultimate sale to Korean Air’s customers on board its flights through its Skyshop Magazine and through its on-line shop. The Davi Le Grand Cru face cream sold to Korean Air contained an implied right of return and, accordingly, revenues and the related cost of goods sold should not have been recognized until the product was sold to Korean Air’s customers and the Company could reasonably estimate future returns.

In the Statement of Operations for the three months ended December 31, 2011 included in the December 2011 Financial Statements, Product Sales and Cost of Goods Sold were overstated by $83,005 and $5,661, respectively, and our Net Loss was understated by $77,344 because the portion of the Davi Le Grand Cru face cream which remained in inventory as of December 31, 2011 was not correctly recorded. Additionally, Inventory and Deferred Revenue were understated by $5,661 and $83,005, respectively, in our Balance Sheet as of December 31, 2011.

Concurrently with the filing of this Current Report on Form 8-K, we are filing an amendment to our Quarterly Report on Form 10-Q for the quarter ended December 31, 2011 to amend and restate our financial statements and other financial information contained in our Quarterly Report as described above. Our Board of Directors and management have discussed the matters described herein with LBB & Associates Ltd., LLP, our independent registered public accounting firm.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

DAVI LUXURY BRAND GROUP, INC.

May 14, 2012	By:	/s/ Parrish Medley
Name: Parrish Medley
Title: President and Chief Executive Officer

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